Exhibit 99.1

AppTech Corp. 5876 Owens Ave, Ste. 100 Carlsbad, CA 92008	(760) 707-5959 info@apptechcorp.com www.apptechcorp.com

April 28, 2021

AppTech Board of Directors

AppTech Corp.

5876 Owens Ave. Suite 100

Carlsbad, CA 92008

Dear Fellow Directors,

I am writing this letter to affirm my earlier expressed desire to resign from my position on the Board of Directors of AppTech Corp., effective immediately.

My commitment to the success of AppTech is unwavering, but I have determined that it is in the best interest of the company for me to take a step back. In doing so, I will make room for someone that will aid AppTech achieve its goals and growth potential.

It has been a pleasure being a part of AppTech not only as a Director, but also as the former CEO. I am proud of all we have accomplished during my tenure and I have no doubt this will continue in the future.

If I can be of any assistance during the transition or in any other way possible, please do not hesitate to ask.

Best regards,

Michael B. Gross